Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Mannatech, Incorporated
Coppell, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 11, 2010, relating to the consolidated financial statements, the effectiveness of Mannatech, Incorporated’s internal control over financial reporting, and schedules of Mannatech, Incorporated appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP (formerly BDO Seidman, LLP)
Dallas, Texas

October 5, 2010